Exhibit 99.1
                                                                    ------------

             LETTERHEAD OF THE INTERPUBLIC GROUP OF COMPANIES, INC.


FOR IMMEDIATE RELEASE
---------------------

                    INTERPUBLIC ANNOUNCES FIRST QUARTER LOSS
                                    - - - - -
                 ACCELERATED COST REDUCTION INITIATIVES PLANNED


NEW YORK, NY (May 8, 2003) - The Interpublic Group of Companies reported a net loss of ($8.6) million or ($.02) per share for the quarter ended March 31, 2003, compared to earnings of $59.8 million or $.16 per share in the year-earlier quarter. Revenue at many operations continued to reflect weak demand for services, while costs increased, in part due to higher severance expense and professional fees.

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As I said two months ago on Day One, we have major work ahead of us. Interpublic is - and will remain - a work in progress.

In a short time, we have made significant strides against the top priority I have set for the company. The balance sheet has been strengthened considerably and should be where we want it by year's end. We have also brought on board a Chief Operating Officer who will be vital in driving financial accountability and reliability within operating units. He will be instrumental in planning and implementing a cost savings acceleration program that is required in order to restore competitive margin performance.

Turnarounds take time. I believe our company's operating results in the second half of 2003 and the first half of 2004 will finally provide us with a firm baseline for the future performance of the real Interpublic.
                             David Bell, Chairman and CEO, The Interpublic Group
--------------------------------------------------------------------------------

All amounts discussed below are reported in accordance with generally accepted accounting principles ("GAAP"). When comparing performance between years, the company discusses non-GAAP financial measures such as what the impact of foreign currency rate changes, acquisition/dispositions and organic growth changes have on reported results. As the company derives significant revenue from international operations, changes in foreign currency rates between the years may have significant impact on reported results. Reported results are also impacted by the company's acquisition and disposition activity. Management believes that discussing the impact of foreign currency fluctuations and acquisitions/dispositions provides a better understanding of reported results.

Results from Operations

First quarter 2003 revenue increased nearly one percent to $1,433.0 million, as the benefit of higher foreign exchange rates masked the continuing softness in demand for advertising and marketing services in international markets. On a constant currency basis, revenue fell 3.6%. Organic revenue fell 5.4% in the period, as uncertainty in the geopolitical arena caused many clients to defer spending and cancel activity, notably in public relations and other project oriented businesses.

In its ongoing effort to align costs with revenue, Interpublic continued to reduce its worldwide headcount. Salaries and related expense nevertheless increased 4.5% to $908.2 million. In constant dollars, salary and related expenses declined slightly, including a substantial increase of $13.8 million in severance expense, compared to the year-earlier quarter. At the end of the quarter, worldwide headcount totaled 49,400 compared to 50,800 at year end and 53,000 in March 2002.

Office and general expenses were also negatively impacted by higher exchange rates, increasing 15.4% to $484.4 million, including higher bad debt expense, significantly increased professional fees and higher bank costs.

In addition, the company recorded an $11.1 million charge related to the impairment of long-lived assets at Motor Sports. This amount reflects $4.0 million of current quarter capital expenditure outlays contractually required to upgrade and maintain certain of its existing facilities, as well as the sale and shut-down of certain other operations.

Revenue Analysis

Components of revenue change for the first quarter of 2003 are detailed below:

Reported Revenue Change                0.9%

Currency Translation                  (4.5%)
                                      ------

Constant Dollar Change                (3.6%)

Net Acquisitions/Dispositions         (1.8%)
                                      ------

Organic Revenue Change                (5.4%)
                                      ======

New Business

Interpublic's agency brands continued to demonstrate their competitive vitality in the first quarter by posting $888 million of net new business won. New business wins totaled $1.3 billion, including new or additional assignments from AstraZeneca, AT&T, Bank of America, Brown Forman, Budget Rent-a-Car, Genentech, Hewlett Packard, Johnson & Johnson, L'Oreal, Merck, Nikon, Novartis, Pfizer and Siemens.

Significant wins already announced in the second quarter include Capital One, Macy's, L'Oreal (Plenitude), Novartis (Lotril) and AG Edwards.


Revenue Mix

Domestic operations, which constitute 57% of the company's portfolio, generated revenue of $815.8 million, compared to $831.7 in the first quarter of 2002. Organic revenue in the U.S. fell 3.0% in the quarter. U.S. advertising and media revenue decreased 1.9% to $478.0 million, while marketing and communications services declined 2.0% to $337.8 million.

International revenue increased 4.9% to $617.2 million, as market weakness notably in the United Kingdom, Brazil, India and Italy was masked by stronger international currencies. International advertising and media revenue increased 0.2% to $356.5 million, while marketing and communications services in overseas markets increased 12.2% to $260.7 million. On a constant currency basis, international revenue declined 5.6%. International organic revenue was 8.5% lower in the first quarter.


Non-Operating Expense and Taxes

Interest expense increased to $38.8 million in the quarter, partly reflecting the issuance of $800 million 4.5% convertible notes on March 11. A portion of these proceeds were invested until April 4, at which time they were used to fund the repurchase of substantially all of the company's $702 million zero-coupon convertible notes issue due 2021. Interest income increased as a result of higher cash balances in the quarter.

In addition, the company recorded an impairment charge related to an unconsolidated affiliate in Brazil.

The company's tax rate was 43% in the first quarter of 2003, compared to 38% in the prior year period, reflecting the larger contribution of earnings from the United States.


Debt and Liquidity

On March 31, 2003, Interpublic's total debt was $3.3 billion, compared to $2.6 billion at yearend 2002 and $2.9 billion a year-earlier. In early April, the company used the proceeds from the issuance of the 4.5% convertible notes to fund the tender offer of its zero-coupon notes, which were valued at $582.5 million.

The company has received commitments of $500 million from a syndicate of banks toward the renewal of its 364-day revolving credit facility. The company expects to complete the transaction by May 13.


Outlook

Interpublic management has indicated that it will be evaluating all of its operating units, as well as the corporate center, and will detail an accelerated cost savings plan when it releases second quarter 2003 results in early August.

Despite continuing macroeconomic uncertainty, at this juncture revenue performance is consistent with management's previous estimate of a 1% to 4% decline in 2003, exclusive of asset sales and foreign currency effects.

However, cost overhang issues persist at some operating units. Incorporating the savings generated by the cost reduction program, and excluding charges and gains, the company believes its previous 2003 earnings guidance of $.68 - .72 per share remains achievable.


Conference Call

Management will host a conference call today at 5PM to discuss first quarter results and recent developments. The call and a discussion outline can be accessed at the financial section of the company's website, www.interpublic.com. An audio archive of the discussion will remain available at the site for 45 days.

About Interpublic

The Interpublic Group of Companies is among the world's largest advertising and marketing organizations. Its global operating groups are McCann-Erickson WorldGroup, The Partnership, FCB Group and Interpublic Sports and Entertainment Group. Major global brands include Draft Worldwide, Foote, Cone & Belding Worldwide, Golin/Harris, NFO WorldGroup, Initiative Media, Lowe Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.

                                      # # #

Contact Information
Press:                                   Investors:
Philippe Krakowsky                      Susan Watson
(212) 399-8088                       (212) 399-8208

                                      # # #

Cautionary Statement
This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, dispositions, impairment charges, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of global, national and regional economic and political conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Interpublic's liquidity could be adversely affected if Interpublic is unable to access capital or to raise proceeds from asset sales. In addition, Interpublic could be adversely affected by developments in connection with the purported class actions and derivative suits that it is defending or the SEC investigation relating to the restatement of its financial statements. Its financial condition and future results of operations could also be adversely affected if Interpublic recognizes additional impairment charges due to future events or in the event of other adverse accounting-related developments.

At any given time Interpublic may be engaged in a number of preliminary discussions that may result in one or more acquisitions or dispositions. These opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of Interpublic's securities.

The success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired and existing businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

In addition, Interpublic's representatives may from time to time refer to "pro forma" financial information, including information before taking into account specified items. Because "pro forma" financial information by its very nature departs from traditional accounting conventions, this information should not be viewed as a substitute for the information prepared by Interpublic in accordance with GAAP, including the balance sheets and statements of income and cash flow contained in Interpublic's quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K.

Investors should evaluate any statements made by Interpublic in light of these important factors.

            THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                 FIRST QUARTER REPORT 2003 AND 2002 (UNAUDITED)
                   (Amounts in Millions Except per Share Data)


                                                         Three Months
                                                        Ended March 31,
                                                  -------------------------

                                                     2003            2002        % Variance
                                                  -------------------------      ----------
Revenue
  United States                                   $   815.8       $   831.7            (1.9)
  International                                       617.2           588.3             4.9
                                                  ---------       ---------       ---------
Total Revenue                                       1,433.0         1,420.0             0.9

Operating Expenses
  Salaries and Related Expenses                       908.2           868.8            (4.5)
  Office and General Expenses                         484.4           419.8           (15.4)
  Amortization of Intangible Assets                     4.2             2.8           (50.0)
  Long-Lived Asset Impairment                          11.1              --              --
                                                  ---------       ---------       ---------
Total Operating Expenses                            1,407.9         1,291.4            (9.0)
                                                  ---------       ---------       ---------

Operating Income                                       25.1          128.6            (80.5)
                                                  ---------       ---------       ---------
Other Income (Expense)
  Interest Expense                                    (38.8)          (35.3)           (9.9)
  Interest Income                                       7.9             6.9            14.5
  Other Income                                         (0.2)            0.3          (166.7)
  Investment Impairment                                (2.7)             --              --
                                                  ---------       ---------       ---------
Total Other Income (Expense)                          (33.8)          (28.1)          (20.3)
                                                  ---------       ---------       ---------

Income before Provision for (Benefit of)
  Income Taxes                                         (8.7)          100.5          (108.7)
Provision for (Benefit of) Income Taxes                (3.8)           38.0           110.0
Net Equity Interests (a)                               (3.7)           (2.7)          (37.0)
                                                  ---------       ---------       ---------
Net Income (Loss)                                 $  (8.6)        $    59.8          (114.4)
                                                  =========       =========       =========
Per Share Data:
     Basic EPS                                    $   (0.02)      $    0.16          (112.5)
     Diluted EPS                                  $   (0.02)      $    0.16          (112.5)
     Dividend per share - Interpublic             $      --       $   0.095              --


Weighted Average Shares:
     Basic                                            381.8           373.0
     Diluted                                          381.8           379.8


(a) Net equity interests is the net of equity in income of unconsolidated affiliates less net income attributable to minority interests of consolidated subsidiaries.